Exhibit 14.2
TIB FINANCIAL CORP. AND SUBSIDIARIES
Code of Ethics for
Chief Executive Officer and Senior Financial Officers
TIB Financial Corporation and its subsidiaries (the “Company”) have adopted this Code of Ethics for Senior Financial Officers (the “Code”). This Code applies to the Company’s Chief Executive Officer (CEO), Chief Financial Officer (CFO), Director of Financial Reporting, Controller and persons performing similar functions (the “Senior Financial Officers”). These individuals have an obligation to the public, the Company, and themselves to maintain the highest standards of ethical conduct.
Senior Financial Officers are expected to act and perform their duties ethically and honestly and with the utmost integrity. They should not commit acts contrary to these standards of ethical conduct nor should they condone the commission of such acts by others within the organization.
General Standards of Ethical Behavior
Senior Financial Officers will:
•	Conduct their personal and professional affairs in a way that avoids both real and apparent conflicts of interest between their interests and the interests of the Company.

•	Refrain from engaging in any activity that would compromise their professional ethics or otherwise prejudice their ability to carry out their duties to the Company.

•	Communicate to executive management of the Company and to accountants engaged in financial audits of the Company, all relevant unfavorable as well as favorable information and professional judgments or opinions.

•	Encourage open communication and full disclosure of financial information by providing a well understood process under which management is kept informed of financial information of importance, including any departures from sound policy, practice, and accounting norms.

•	Ensure that all relevant staff members understand the Company’s open communication and full disclosure standards and processes.

•	Refrain from disclosing confidential information acquired in the course of their work except where authorized, unless legally obligated to do so.

•	Refrain from using or appearing to use confidential information acquired in the course of their work for unethical or illegal advantage, either personally or indirectly through others, which includes at a minimum the purchase or sale of Company stock other than when the trading window is open.

•	Have a duty of loyalty
Standards Regarding Financial Records and Reporting
The Senior Financial Officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports filed by the Company with the SEC and in other public communications made by the Company.
Senior Financial Officers will:
•	Establish appropriate systems and procedures to ensure that business transactions are recorded on the Company’s books in accordance with Generally Accepted Accounting Principles, established company policy, and appropriate regulatory pronouncements and guidelines.

•	Establish and administer financial accounting controls that are appropriate to ensure the integrity of the financial reporting process and the availability of timely, relevant information for the safe, sound, and profitable operation of the Company.

•	Completely disclose all relevant information reasonably expected to be needed by the Company’s regulatory examiners and internal and external auditors for the full, complete, and successful discharge of their duties and responsibilities. This will also include promptly reporting to the attention of the Company’s Disclosure Committee any material information of which they may become aware that affects the disclosures made by the Company in its public filings or otherwise assisting the Disclosure Committee in fulfilling its responsibilities related to financial reporting.

•	Promptly report to the Audit Committee any information they may have concerning any actual or apparent conflicts of interest between personal and professional relationships involving any management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

•	Promptly report to the Company’s Disclosure Committee and the Audit Committee any information they may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and identify any material weakness in internal controls or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting disclosures or internal controls or (c) any significant changes in internal controls or (d) any concerns regarding material inaccuracies involving accounting estimates, accounting errors, or inappropriate application of accounting principles.

•	Comply with the standards and restrictions imposed by applicable laws, rules and regulations (including those relating to the Sarbannes Oxley Act of 2002), and in particular those relating to accounting and auditing matters, applicable to the Company and the operation of its business. Senior Financial Officers shall promptly bring to the attention of the CEO and Audit Committee any information they may have concerning evidence of a material violation of those laws, rules, or regulations by the Company or any agent thereof.
Reporting of Violations
Any employee of the Company who becomes aware of actual or potential infractions of this Code of Ethics for Senior Financial Officers, or who has concerns regarding questionable accounting or auditing matters involving the Company or a Senior Financial Officer, should submit a report to the Audit Committee, or submit a report through the confidential and anonymous Ethics Hotline maintained by the Company.
Consequences of Violations
Violations of this Code may subject the Senior Financial Officer to disciplinary actions as determined by the Board of Directors (or its designee). Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code, and may include suspension or termination. The General Counsel and/or the Audit Committee will investigate violations of this Code.
Waivers and Amendments of the Code
The Company is committed to continuously reviewing and updating its policies and procedures. Therefore, this Code is subject to modification. Any amendment or waiver of any provision of this Code must be approved in writing by the Company’s Board of Directors and promptly disclosed pursuant to applicable laws and regulations.